UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials


                            The Valspar Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

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     to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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


                                     [LOGO]
                             THE VALSPAR CORPORATION

                              ------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 26, 2003

     The annual meeting of stockholders of The Valspar Corporation will be held at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, on Wednesday, February 26, 2003 at 11:00 A.M., for the following purposes:

     1.   To elect three directors (Class II) for a term of three years;

     2. To approve an increase in the shares reserved under the Corporation's 1991 Stock Option Plan;

     3. To approve a proposed amendment of Article Fourth of the Corporation's Certificate of Incorporation to increase the authorized number of shares of stock;

     4. To ratify the appointment of independent auditors to examine the Corporation's accounts for the fiscal year ending October 31, 2003; and

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Stockholders of record at the close of business on December 31, 2002 are entitled to notice of and to vote at the meeting.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 25, 2002 also accompanies this Notice.


                                        By Order of the Board of Directors,


                                        /s/ Rolf Engh


                                        ROLF ENGH,
                                        SECRETARY


Approximate Date of Mailing of Proxy Material:
January 24, 2003





    PLEASE REFER TO THE ENCLOSED PROXY CARD AND THE ATTACHED PROXY STATEMENT
          FOR INFORMATION ON NEW VOTING OPTIONS: INTERNET -- TELEPHONE

                                     [LOGO]
                             THE VALSPAR CORPORATION

                             1101 THIRD STREET SOUTH
                                 P.O. BOX 1461
                         MINNEAPOLIS, MINNESOTA 55440


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 26, 2003


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders; provided, however, that if no direction is given by a stockholder, the shares will be voted as recommended by the Corporation's Board of Directors. A stockholder giving a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Office of the Secretary of the Corporation, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.

     This year, registered stockholders may vote in one of three ways; by completing and returning the enclosed proxy card via regular mail or by voting via the internet or telephone, as permitted by Delaware law. Specific instructions for using these methods are set forth on the enclosed proxy card. The internet and telephone procedures are designed to authenticate the stockholder's identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

     Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock. In addition, the Corporation has retained Georgeson Shareholder to assist in the solicitation of proxies. The fees to be paid to such firm by the Corporation for services are not expected to exceed $6,000.00, plus reasonable out-of-pocket costs and expenses.

     If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that matter. Under Section 216 of the Delaware General Corporation Law, on matters other than the election of directors, an action of the stockholders generally requires the affirmative vote of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, an abstention on any matter other than the election of directors will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes generally do not have the same effect as a negative vote on the matter. However, the proposal to adopt an amendment to the Certificate of Incorporation requires the affirmative vote of holders of a majority of the outstanding common stock. Accordingly, a non-vote on that proposal will have the same effect as a vote against that proposal.

                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

     In accordance with the Corporation's By-Laws, the number of directors is currently fixed at twelve, divided into three classes. Each class consists of four seats, with each director serving a term of three years. There are currently eleven directors serving on the Board of Directors. The terms of Class II directors will expire at the annual meeting in 2003. The Board of Directors has nominated Susan S. Boren, Jeffrey H. Curler and Edward B. Pollak for re-election as Class II directors. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class II below, to hold office until the annual meeting in 2006 or until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

        NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
              OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS

--------------------------------------------------------------------------------
                CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2005
--------------------------------------------------------------------------------
THOMAS R. MCBURNEY                     President, McBurney Management Advisors
 Director since 1987
 Age -- 64

Mr. McBurney has held his present position as President of McBurney Management Advisors, a management consulting firm, since 1990. Mr. McBurney is also a director of Wenger Corporation, Meritex Enterprises, Inc., American Express Certificate Company, IDS Life Series Fund, Inc., IDS Life Variable Annuity Funds A & B, American Express FSB and Greenspring Companies.
--------------------------------------------------------------------------------
RICHARD M. ROMPALA                     Chairman and Chief Executive Officer of
 Director since 1994                   the Corporation
 Age -- 56

Mr. Rompala has held his present position as Chairman since February 1998 and Chief Executive Officer since October 1995. Mr. Rompala served as President from March 1994 to December 2001. Mr. Rompala is also a director of Olin Corporation.
--------------------------------------------------------------------------------
MICHAEL P. SULLIVAN, SR.               Chairman, International Dairy Queen, Inc.
 Director since 1990
 Age -- 68

Mr. Sullivan has held his present position as Chairman of International Dairy Queen, Inc. since January 2001 and previously served as President and Chief Executive Officer from 1987 to 2001. Mr. Sullivan is also a director of International Dairy Queen, Inc., Allianz Life Insurance Company of North America and Adler Trust Company.
--------------------------------------------------------------------------------
RICHARD L. WHITE, PH.D.                Former Executive Vice President,
 Director since 2000                   Bayer Corporation
 Age -- 63

Dr. White retired as Executive Vice President of Bayer Corporation on November 1, 1999. Prior to 1999, Dr. White served as Executive Vice President of Bayer Corporation since July 1991.
--------------------------------------------------------------------------------

       NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
              OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS

--------------------------------------------------------------------------------
                   CLASS II NOMINEES FOR TERM EXPIRING IN 2006
--------------------------------------------------------------------------------
SUSAN S. BOREN                         Partner, SpencerStuart
 Director since 1991
 Age -- 55

Ms. Boren has been a Managing Partner -- Minneapolis office of SpencerStuart, an executive search firm, since May 2001. Prior to 2001, Ms. Boren was a Principal with the Minneapolis office since May 2000 and was Director with the Minneapolis office from May 1998 to May 2000. Prior to 1998, Ms. Boren was the President of Trillium Advisors, Inc., a firm she founded in 1996 to advise executives and boards on the strategic integration of leadership, governance and organizational values.
--------------------------------------------------------------------------------
JEFFREY H. CURLER                      President and Chief Executive Officer,
 Director since 1997                   Bemis Company, Inc.
 Age -- 52

Mr. Curler has held his present position as Chief Executive Officer of Bemis Company, Inc. since May 2000 and President since May 1996. Mr. Curler previously served as Chief Operating Officer of Bemis Company, Inc. from 1998 to 2000. Mr. Curler is also a director of Bemis Company, Inc.
--------------------------------------------------------------------------------
EDWARD B. POLLAK                       Retired Senior Vice President,
 Director since 1997                   Olin Corporation
 Age -- 68

Mr. Pollak served as Chief Executive Officer of Yellow Cab Management, Inc. from November 2000 to November 2001. Prior to 2000, Mr. Pollak served as Vice President of Crompton Corporation (formerly CK Witco Corporation) since October 1999 and served as Vice President -- Asia Pacific, Witco Corporation since August 1997. Prior to 1997, Mr. Pollak served as Vice President -- International, Osi Specialties, Inc., a subsidiary of Witco Corporation, since July 1994. Prior to 1994, Mr. Pollak served as Senior Vice President of Olin Corporation since 1991 and President and Chief Executive Officer of Olin Hunt Specialty Products, a wholly-owned subsidiary of Olin Corporation, since 1986.
--------------------------------------------------------------------------------

       NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
              OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS

--------------------------------------------------------------------------------
               CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2004
--------------------------------------------------------------------------------
CHARLES W. GAILLARD                    Retired President, General Mills, Inc.
 Director since 1999
 Age -- 62

Mr. Gaillard retired as President of General Mills, Inc. on October 1, 1999. Prior to 1999, Mr. Gaillard served as President of General Mills, Inc. since May 1995 and Vice Chairman since December 1993. Mr. Gaillard is also a director of PepsiAmericas, Inc. (formerly Whitman Corporation).
--------------------------------------------------------------------------------
MAE C. JEMISON, M.D.                   President, The Jemison Group, Inc.;
 Director since January 2002           President, BioSentient Corporation
 Age -- 46

Dr. Jemison has been President of The Jemison Group, Inc. since 1993. The Jemison Group is a technology consulting company that applies and integrates science and advanced technology considering the worldwide social and technological circumstances of the users. She is also President of BioSentient Corporation, a medical technology company she founded in December 2000. Dr. Jemison founded and directs The Earth We Share, an international science camp for students ages 12-16 worldwide. She is A.D. White Professor At-Large at Cornell University. From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavor Flight in September 1992. Dr. Jemison is also a director of Scholastic, Inc., a publishing company, and Kimberly-Clark Corporation.
--------------------------------------------------------------------------------
GREGORY R. PALEN                       Chairman and Chief Executive Officer,
 Director since 1992                   Spectro Alloys Corporation; Chief
 Age -- 47                             Executive Officer, Palen/Kimball Company

Mr. Palen has held his present position as Chairman and Chief Executive Officer with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1988. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993. Mr. Palen is also a director of Palen/Kimball Company, Spectro Alloys Corporation and Opus Northwest LLC and the Non-Executive Chairman of Polaris Industries Inc.
--------------------------------------------------------------------------------
LAWRENCE PERLMAN                       Retired Chairman and Chief Executive
 Director since 1992                   Officer, Ceridian Corporation; Chairman,
 Age -- 64                             Arbitron, Inc.; Consultant and Private
                                       Investor

Mr. Perlman has held his present position as Chairman of Arbitron, Inc. since March 2001 and he served as Chairman and Chief Executive Officer of XIOtech Corporation from August 2001 to February 2002. Prior to 2001, Mr. Perlman retired as Chairman of Ceridian Corporation in April 2000 and as Co-Chairman of Seagate Technology, Inc. in December 2000. Prior to 2000, Mr. Perlman served as Chairman since November 1992 and Chief Executive Officer from 1990 through 1999 of Ceridian Corporation and as Co-Chairman of Seagate Technology, Inc. since 1998. Mr. Perlman is also a director of Arbitron, Inc., XIOtech Corporation, Amdocs Limited and Carlson Companies, Inc.
--------------------------------------------------------------------------------

BOARD COMMITTEES

     The standing committees of the Board of Directors for 2002 were as follows:

  NAME OF COMMITTEE            MEMBERSHIP
  -----------------            ----------

  Audit Committee              Susan S. Boren, Jeffrey H. Curler -- Chair,
                               Charles W. Gaillard, Mae C. Jemison,
                               Thomas R. McBurney and Richard L. White

  Executive Committee          Thomas R. McBurney, Richard M. Rompala --
                               Chair and Michael P. Sullivan

  Compensation Committee       Susan S. Boren, Thomas R. McBurney,
                               Gregory R. Palen, Lawrence Perlman,
                               Edward B. Pollak and Michael P. Sullivan -- Chair

  Governance Committee         Susan S. Boren, Jeffrey H. Curler,
                               Charles W. Gaillard, Mae C. Jemison,
                               Thomas R. McBurney -- Chair, Gregory R. Palen,
                               Lawrence Perlman, Edward B. Pollak,
                               Michael P. Sullivan and Richard L. White

     The Board of Directors met six times during fiscal 2002.

     The Audit Committee held five meetings during the fiscal year. The Audit Committee Chair also held four teleconferences with management and the Independent Auditors, one prior to each quarterly earnings release. The duties and activities of the Audit Committee are described in the Board Audit Committee Report on page 16. All members of the Audit Committee are "independent", as required by the applicable listing standards of the New York Stock Exchange.

     The Compensation Committee held six meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

     The Governance Committee held two meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, considered nominations for Board membership and considered other matters related to corporate governance.

     The Governance Committee will consider nominees for Board membership submitted by stockholders. Any such recommendation should be submitted in writing to the Corporation in care of Corporate Secretary, at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Candidates for director should be persons with broad training and experience in their chosen fields and who have earned distinction in their activities.

     During fiscal 2002, each director attended 75% or more of the meetings of the Board and of the committees on which the director served, with the exception of Dr. Jemison who attended 7 of 10 such meetings.

DIRECTOR COMPENSATION

     Directors who are not officers of the Corporation receive an annual fee of $30,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $35,000 and the Chair of the Governance Committee receiving an annual fee of $40,000. Attendance fees of $1,000 are paid for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of

Directors. Prior to April 17, 2002, attendance fees of $1,000 were paid only for meetings of a committee not held the same day as a Board of Directors meeting. At a director's option, the annual fee and attendance fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, each non-employee director is automatically granted a non-qualified stock option every year under the Corporation's Stock Option Plan for Non-Employee Directors. For grants in respect of service in fiscal year 2002 and subsequent fiscal years, each Non-Employee Director serving as a member of the Board of Directors on the date of the October board meeting in any year will automatically be granted on the date of such meeting a non-qualified stock option with a value equal to 100% of the amount of the current annual retainer and meeting fees paid for service during the current fiscal year. The per share option exercise price is equal to 100% of the fair market value of the Corporation's Common Stock on the date of grant as determined by the closing price on the day preceding the date of grant. The number of shares subject to the option is determined by using the same option valuation model used to value options for purposes of the notes to the Corporation's audited financial statements for the current fiscal year. Each option is immediately exercisable in full, has a term of ten years and is transferable to family members during the lifetime of the optionee. For grants in respect of service for fiscal year 2001, each Non-Employee Director serving as a member of the Board on October 26, 2001 was granted on the date of the Company's annual meeting in February 2002, a non-qualified stock option with a value equal to 100% of the annual retainer and meeting fees paid to Non-Employee Directors for their service on the Board of Directors and board committees during fiscal 2001. The per share option price was equal to 100% of the fair market value of the Corporation's Common Stock on the date of grant as determined by the closing price of the Corporation's Common Stock on the day preceding the date of grant. The Non-Employee Directors received options on February 27, 2002 (for service in fiscal 2001) and October 16, 2002 (for service in fiscal 2002) to purchase the following numbers of shares at an exercise price of $44.76 and $41.30 per share, respectively: Ms. Boren, 3,400 shares and 4,300 shares; Mr. Curler, 3,600 shares and 4,400 shares; Mr. Gaillard, 3,250 shares and 3,900 shares; Dr. Jemison, 0 shares and 3,500 shares; Mr. McBurney, 4,300 shares and 5,350 shares; Mr. Palen, 3,350 shares and 3,700 shares; Mr. Perlman, 3,050 shares and 3,900 shares; Mr. Pollak, 3,500 shares and 4,000 shares; Mr. Sullivan, 3,800 shares and 4,500 shares; and Dr. White, 3,250 shares and 3,900 shares.


                              CERTAIN TRANSACTIONS

     The Leveraged Equity Purchase Plan (the "LEPP"), which was approved by the stockholders in February 1991, provides key employees (including executive officers) with loans from the Corporation, up to an aggregate amount of $6,000,000, to permit them to acquire Common Stock of the Corporation in the open market. The LEPP is administered by the Compensation Committee, with the Committee selecting the individuals to be granted loans and determining the size of such loans. A participant may borrow from the Corporation 90% of the cost of the shares being purchased, such loan being evidenced by a nonrecourse promissory note bearing interest at a reasonable market rate and having a term up to five years. All loans reflected in the table below were granted in fiscal 1999, 2000 and 2001 and bear an interest rate of 5.1%, 6.39% and 6.09%, respectively. The aggregate outstanding loan balance at fiscal year-end 2000, 2001 and 2002 was $2,378,619, $1,880,424 and $1,401,494, respectively. Pursuant to the Sarbanes-Oxley Act of 2002, new loans to executive officers by the Corporation are prohibited, and existing loans may not be amended or extended. As a result, the Corporation will not grant any new loans or extend or amend any existing loans under the LEPP. The LEPP will be terminated when the last LEPP loan to have been granted before enactment of the Sarbanes-Oxley Act of 2002 has been satisfied, which is expected to be on or before February 13, 2007. The following lists each director and executive officer whose loan from the Corporation exceeded $60,000 at any time during fiscal 2002, and indicates (i) the largest loan amount outstanding for such individual at any time since October 27, 2001, and (ii) the loan amount outstanding for such individual as of December 31, 2002:

                                   LARGEST AMOUNT
           NAME OF               OUTSTANDING SINCE       AMOUNT OUTSTANDING
      EXECUTIVE OFFICER           OCTOBER 27, 2001     AS OF DECEMBER 31, 2002
  ---------------------------   -------------------   ------------------------
  John M. Ballbach                    $ 81,015                $ 33,208
  Rolf Engh                            166,033                 138,767
  Steven L. Erdahl                     110,094                  74,790
  William L. Mansfield                  86,556                  49,221
  Richard M. Rompala                   105,879                       0


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Corporation's directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation to file with the Securities and Exchange Commission ("SEC") certain reports regarding their ownership of common stock or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the year ended October 25, 2002, and except as set forth below, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act. There was a late filing of one Form 4 on behalf of each of the following directors: Susan S. Boren, Jeffrey H. Curler, Charles W. Gaillard, Mae C. Jemison, Thomas R. McBurney, Gregory R. Palen, Lawrence Perlman, Edward B. Pollak, Michael P. Sullivan and Richard L. White, reporting a stock option grant. This was an inadvertent administrative omission by the Corporation, and each of the Forms 4 were promptly filed upon discovery of the oversight.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended October 25, 2002, October 26, 2001 and October 27, 2000, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to Richard M. Rompala, the Corporation's Chairman and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Rompala, the "Named Executives"):


                           SUMMARY COMPENSATION TABLE

                                               ANNUAL                          LONG TERM
                                            COMPENSATION                  COMPENSATION AWARDS
                                      ------------------------- ---------------------------------------
                                                                 RESTRICTED STOCK         OPTIONS           ALL OTHER
NAME AND PRINCIPAL POSITION*    YEAR     SALARY      BONUS(1)      AWARDS(2)(3)     (NO. OF SHARES)(4)   COMPENSATION(5)
------------------------------ ------ ----------- ------------- ------------------ -------------------- ----------------
Richard M. Rompala             2002    $876,914    $1,000,000       $1,000,000                  0            $83,800
 Chairman and Chief            2001     732,300       213,207          213,270            176,500             73,087
 Executive Officer             2000     640,000             0                0            165,296             91,378

John M. Ballbach               2002     396,148       322,755          982,840             69,000             43,356
 President and Chief           2001     283,070       101,594          101,594             52,000             36,269
 Operating Officer             2000     253,269       107,108                0             35,123             43,950

William L. Mansfield           2002     364,990       290,000          950,085             28,000             35,937
 Executive Vice President,     2001     300,184        90,055           90,055             55,500             23,951
 Architectural, Packaging      2000     278,264             0                0             61,667             40,896
 and Specialty Coatings

Paul C. Reyelts                2002     341,930       258,439          918,524             19,000             32,544
 Senior Vice President,        2001     300,184             0          188,276             64,500             23,951
 Finance and Chief Financial   2000     278,264             0                0             66,580             40,208
 Officer

Steven L. Erdahl               2002     364,990       230,000          890,085             28,000             36,207
 Executive Vice President,     2001     300,184        99,061           99,061             55,500             23,740
 Industrial and Automotive     2000     276,149             0                0             66,053             37,889
 Coatings

--------------------
*As of October 25, 2002

(1) Includes, for these fiscal years, cash bonuses under the Incentive Bonus Plan. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock or stock options pursuant to elections under the Key Employee Annual Bonus Plan. See note (2) below and "Board Compensation Committee Report on Executive Compensation." Also does not include awards under the Key Employee Long Term Incentive Bonus Program. See Long Term Incentive Plans table below.

(2) Pursuant to the 2001 Stock Incentive Plan, each of the Named Executives, other than Mr. Rompala, received a restricted stock grant in fiscal 2002 as additional compensation for services. Each such person received a grant of 16,711 shares, which had an aggregate market value of $660,085 on the date of grant. The grant of restricted stock is subject to forfeiture if the individual's employment terminates on or before April 30, 2004 for any reason other than death, disability or a change in control. Pursuant to the Key Employee Annual Bonus Plan, each of the Named Executives elected to receive their bonus under the Incentive Bonus Plan for fiscal 2002 in cash, and each Named Executive received an additional restricted stock grant with a value equal to the amount of the bonus. For fiscal 2001, Mr. Reyelts elected to receive his bonus in restricted stock, and each Named Executive received an additional restricted stock grant with a value equal to the amount of the bonus. For fiscal 2000, each of the Named Executives, other than Mr. Ballbach, agreed to accept a stock option grant under the 1991 Stock Option Plan in lieu of the restricted stock or the cash bonus. Each grant of restricted stock under the Key Employee Annual Bonus Plan is subject to forfeiture if the individual's employment terminates within three years for any reason other than death, disability, retirement or a change of control.

(3) As of October 25, 2002, such individuals held the following numbers of shares of restricted stock with the following market values, based on the closing sale price of the Corporation's common stock on such date: Mr. Rompala, 26,903 shares, $1,109,480; Mr. Ballbach, 19,299 shares, $795,891;
     Mr. Mansfield, 26,956 shares, $1,111,665; Mr. Reyelts, 28,994 shares, $1,195,713; and Mr. Erdahl, 26,683 shares, $1,100,407. Dividends are paid on shares of restricted stock from the date of grant.

(4) Options indicated for fiscal 2002 and 2001 were granted pursuant to the Key Employee Annual Bonus Plan based on a percentage of each individual's base salary. Options granted to Messrs. Rompala, Erdahl, Reyelts and Mansfield in fiscal 2000 included the individual's election to accept a stock option grant in lieu of a fiscal 2000 restricted stock grant.

(5) Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive.

STOCK OPTIONS

     The following table contains information concerning grants of stock options under the Corporation's 1991 Stock Option Plan to the Named Executives during fiscal 2002:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                           POTENTIAL
                              ----------------------------------------------------      REALIZABLE VALUE
                                           % OF TOTAL                                  AT ASSUMED ANNUAL
                                            OPTIONS                                   RATE OF STOCK PRICE
                                           GRANTED TO                                    APPRECIATION FOR
                                           EMPLOYEES                                      OPTION TERM(3)
                                OPTIONS    IN FISCAL   EXERCISE PRICE   EXPIRATION ---------------------------
NAME                           GRANTED(1)     YEAR      PER SHARE(2)       DATE         5%           10%
----------------------------- ----------- ----------- ---------------- ----------- ------------ -------------
Richard M. Rompala ..........         0        --               --            --            --           --

John M. Ballbach ............    25,000        2.7        $  39.60       1/02/12    $  622,500   $1,577,750
                                 44,000        4.8           41.30      10/16/12     1,142,680    2,896,080

William L. Mansfield ........    10,000        1.1           39.60       1/02/12       249,000      631,100
                                 18,000        1.9           41.30      10/16/12       467,460    1,184,760

Paul C. Reyelts .............    19,000        2.0           41.30      10/16/12       493,430    1,250,580

Steven L. Erdahl ............    10,000        1.1           39.60       1/02/12       249,000      631,100
                                 18,000        1.9           41.30      10/16/12       467,460    1,184,760

--------------------
(1) All options granted become exercisable starting one year from date of grant in one-third increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.

(2) Exercise price is the fair market value of the Corporation's Common Stock, defined as the closing price on the day preceding the date that the option is granted.

(3) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 2002 and unexercised options held as of October 25, 2002:


          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT               IN-THE-MONEY OPTIONS
                                 SHARES                       OCTOBER 25, 2002           AT OCTOBER 25, 2002(2)
                              ACQUIRED ON      VALUE    ----------------------------- ----------------------------
NAME                            EXERCISE    REALIZED(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------- ------------- ------------ ------------- --------------- ------------- --------------
Richard M. Rompala .........          0            --      552,597        149,999      $8,337,306     $1,066,159
John M. Ballbach ...........          0            --       85,151        110,532       1,083,597        321,883
William L. Mansfield .......     17,630      $454,854      113,007         75,800       1,183,796        346,090
Paul C. Reyelts ............     29,040       733,040      108,415         74,165       1,039,006        390,831
Steven L. Erdahl ...........          0            --      132,363         75,200       1,662,228        340,630

--------------------
(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation's Common Stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation's Common Stock on October 25, 2002.


             LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                      NUMBER OF           PERFORMANCE
                                  SHARES, UNITS OR      OR OTHER PERIOD
                                    OTHER RIGHTS       UNTIL MATURATION           ESTIMATED FUTURE PAYOUTS UNDER
                                       (#)(1)              OR PAYOUT               NON-STOCK PRICE-BASED PLANS
                                 ------------------   ------------------   --------------------------------------------
                                                                             THRESHOLD         TARGET         MAXIMUM
NAME                                                                        ($ OR #)(1)     ($ OR #)(1)     ($ OR #)(1)
------------------------------                                             -------------   -------------   ------------
Richard M. Rompala ...........          --                  --                $     0         $      0       $      0

John M. Ballbach .............          --            11/01/01 -               45,000          112,500        180,000
                                                      10/31/04

William L. Mansfield .........          --            11/01/01 -               47,250          118,125        189,000
                                                      10/31/04

Paul C. Reyelts ..............          --            11/01/01 -               55,125          137,813        220,501
                                                      10/31/04

Steven L. Erdahl .............          --            11/01/01 -               47,250          118,125        189,000
                                                      10/31/04

--------------------
(1) The participants in The Valspar Corporation Key Employee Long-Term Incentive Bonus Program have been selected to receive a cash bonus in the range described above based on the achievement by the Corporation of a specified range of earnings per share for the three-year period. The Compensation Committee has the authority to accelerate the achievement of performance goals or make other adjustments it deems appropriate. The threshold and maximum amounts set forth in the table are the minimum and maximum bonus levels for each participant. To be eligible to receive the award, the participant must be an active employee of the Corporation on the last day of the performance period, provided that the participant will receive a prorated amount if his or her employment terminated during the performance period due to death, disability or retirement.

                            EQUITY COMPENSATION PLANS

                                                                                          NUMBER OF SECURITIES
                                           NUMBER OF SECURITIES      WEIGHTED-AVERAGE     REMAINING AVAILABLE
                                             TO BE ISSUED UPON      EXERCISE PRICE OF     FOR FUTURE ISSUANCE
                                                EXERCISE OF            OUTSTANDING            UNDER EQUITY
                                           OUTSTANDING OPTIONS,     OPTIONS, WARRANTS         COMPENSATION
PLAN CATEGORY                               WARRANTS AND RIGHTS         AND RIGHTS              PLANS(1)
---------------------------------------   ----------------------   -------------------   ---------------------
Equity Compensation Plans
 Approved by Security Holders .........         6,192,953                $ 32.63               2,107,215

Equity Compensation Plans Not
 Approved by Security Holders .........              None                   None                    None

Total .................................         6,192,953                $ 32.63               2,107,215

--------------------
(1) The number of securities remaining available for future issuance under equity compensation plans consists of the following Corporate plans: The Valspar Corporation 1991 Stock Option Plan, The Valspar Corporation Key Employee Annual Bonus Plan, The Valspar Corporation Stock Option Plan for Non-Employee Directors and the 2001 Stock Incentive Plan.


           TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     The Corporation has entered into agreements with certain key employees, including the Named Executives, providing for the continued employment of such executives for a period of up to two years following a change in control of the Corporation. During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control. Each agreement continues in effect until the earlier of (i) a termination of the executive's employment prior to the occurrence of a change in control or (ii) the occurrence of a payment event and the satisfaction by the Corporation of all of its obligations under the agreement. Payment event means the occurrence of a change in control coincident with or followed at any time before the end of 24-month period immediately following the month in which the change in control occurred, by the termination of the executive's employment with the Corporation or a subsidiary for any reason other than: (a) by the executive without good reason; (b) by the Corporation as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive. Payments required under each agreement include a severance payment amount which, in the case of the Named Executives, is equal to: (a) the higher of: (i) three times the sum of executive's annual base salary in effect prior to the change in control and the target potential amount payable to the executive under all incentive compensation plans with a performance period commencing coincident with or most recently prior to the date on which a payment event occurs, assuming continuous employment until the end of the performance period (the "applicable incentive amount") or (ii) three times the sum of executive's annual base salary in effect prior to the payment event and the applicable incentive amount; plus (b) the pro rata portion of the applicable incentive amount for the year during which the termination occurs. The Corporation will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments.

     Effective October 29, 2001, the Corporation established The Valspar Corporation Supplemental Executive Retirement Plan for Richard Rompala (the "SERP"), a non-qualified unfunded retirement plan. Mr. Rompala will be entitled to receive the benefits under the SERP if his employment terminates due to death, disability, normal retirement or involuntary termination by the Corporation other than for cause. If Mr. Rompala is eligible, payments will commence on a date selected by him after the date of termination of employment. The basic SERP benefit will be an annual annuity amount specified in the SERP, ranging from $250,000 to $400,000 per year, depending on the date of termination. In lieu of the annuity payment, Mr. Rompala can elect to receive a lump sum payment equal to the actuarial equivalent of the annuity payments for his life, with a minimum lump sum payment ranging from $2,790,000 to $4,000,000, depending on the date of termination. If Mr. Rompala elects the lump sum payment option, the actual lump sum payment may exceed the minimum, depending on the date of termination and interest rates prevailing at the time of payment. In lieu of these amounts, Mr. Rompala may also elect an annual payment for the joint lives of Mr. Rompala and his wife, or an annual payment for his life and, upon his death, 50% of the annual payment for the life of his wife. These amounts are calculated to be the actuarial equivalent of the annual annuity payment for his life set forth in the SERP.


          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations thereunder. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Corporation's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the executive and of the Corporation as a whole. The compensation plans are also designed to encourage employee stock ownership. The Compensation Committee believes such ownership effectively motivates executives to increase stockholder value and aligns the interests of employees with those of the stockholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.

COMPENSATION OF EXECUTIVE OFFICERS

     SALARY. In setting each executive officer's base salary, the Committee considers quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to the executive's duties and responsibilities. The Committee also uses compensation studies provided by an independent consultant to compare the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 17 and 18. The purpose of using these studies is to assure that the Corporation's compensation of executive officers reflects financial performance and is competitive with compensation offered by comparable companies. The base salary of the Named Executives increased by an average of 23.4% from fiscal 2001 to fiscal 2002. The Committee does not use the market value or performance of the Corporation's Common Stock as a direct factor in determining the base salaries or bonuses of the executive officers.

     BONUS PROGRAMS. Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the "Incentive Bonus Plan." In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as sales, profits, expense control, unit growth, cash flow and return on equity) and specific measures of performance within the participant's area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus not to exceed a specified percentage of the participant's salary (capped at 81.25% -- 125% for executive officers in fiscal
2002) will be paid, depending on the level of achievement of the participant's performance targets. For executive officers, general corporate performance measures and specific measures within the executive's area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonus earned by the Named Executives under the Incentive Bonus Plan for fiscal 2002 ranged from 63.0% to 114.0% of salary.

     Pursuant to the Key Employee Annual Bonus Plan (the "Key Employee Plan"), adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. Twenty-eight employees, including all executive officers, were selected to participate for fiscal year 2002 in the plan. In addition, 503 employees were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options calculated as a percentage of base salary for the fiscal year based on performance. The Key Employee Plan is comprised of three elements: a stock option grant, a cash bonus and a restricted stock award equal to the cash bonus.

     Participants in the Key Employee Plan receive a nonqualified stock option, with the number of shares subject to the option calculated as a percentage of base salary for the fiscal year based on performance. The value of the shares subject to options for fiscal 2002 bonuses ranged from 300 to 350% of the 2002 base salary for the Named Executives. However, the Chief Executive Officer did not receive the stock option grant for fiscal 2002, as described below under "Compensation of Chief Executive Officer." These options were granted in October 2002 with an exercise price based on the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant.

     As to the cash bonus element of the Key Employee Plan, each participant could elect prior to the beginning of fiscal 2002 to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock. The participant was required to be employed on the last day of fiscal 2002 to receive the restricted stock grant for that fiscal year, and the restricted stock was granted in January 2003. The restricted stock is forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a change in control of the Corporation. In addition, participants in the Key Employee Plan receive a restricted stock grant equal in amount to their cash bonus and having the same forfeiture provisions.

     In addition, on January 16, 2002, the Committee awarded a one-time restricted stock grant of an aggregate 156,916 shares under the 2001 Stock Incentive Plan to 16 officers of the Corporation, including all of the Named Executives, other than Mr. Rompala. The purposes of the grant were to provide the employees with an additional incentive to remain with the Corporation and to enhance the long-term value of the Corporation. The value of this grant was $660,085 for each of the Named Executives based on the market value of the common stock on January 16, 2002. The restricted stock is forfeitable until April 30, 2004 if the participant's employment with the Corporation terminates for any reason other than death, disability or a change in control of the Corporation.

     On January 22, 2002, the Committee approved The Valspar Corporation Key Employee Long-Term Incentive Bonus Program (the "LTIP"). The purpose of the LTIP is to provide long-term incentives for the participants and to reduce dependence on stock option grants as a component of executive compensation. Sixteen officers of the Corporation, including all of the Named Executives other than Mr. Rompala, have been selected to receive a cash bonus based on the achievement by the Corporation of a specified range of earnings per share for the three-year period. The Compensation Committee has the authority to accelerate the achievement of performance goals or make other adjustments it deems appropriate. To be eligible to receive the award, the participant must be an active employee of the Corporation on the last day of the performance period, provided that the participant will receive a prorated amount if his or her employment terminated during the performance period due to death, disability or retirement. The ranges of bonuses awarded to each of the Named Executives in fiscal 2002 are described under "Executive Compensation -- Long-Term Incentive Plans -- Awards in Last Fiscal Year" above. These bonuses will be paid after the end of the three-year performance period in October 2004.

     OPTION PROGRAMS. In 1991, the Corporation's stockholders approved the adoption of the Corporation's 1991 Stock Option Plan. Currently, 8,000,000 shares of common stock are reserved for issuance upon exercise of options granted thereunder. At the Annual Meeting, the stockholders are considering a proposal to increase the shares reserved under the 1991 Plan by 2,000,000 shares. See "Proposal Two -- Approval of Increase in Shares Reserved Under the 1991 Stock Option Plan." Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation's common stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives in 2002 were determined under the Key Employee Plan as described under "Bonus Programs" above.

     DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. The Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for executives. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. The provisions of the 1991 Stock Option Plan and the Key Employee Plan are intended to permit compensation income of the Named Executives received under such plans to be deductible by the Corporation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements under which compensation in excess of $1 million is not deductible under Section 162(m).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In setting Mr. Rompala's base salary, the Committee considered quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to Mr. Rompala's duties and responsibilities. The Committee also compared Mr. Rompala's salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 17 and 18. Mr. Rompala's base salary increased approximately 19.7% from fiscal 2001 to fiscal 2002. This increase reflected general corporate performance, based on sales, profits, expense control, unit growth, cash flow and return on equity. The Corporation also granted an incentive bonus to Mr. Rompala under the Incentive Bonus Plan. Mr. Rompala's performance targets included net income, net sales and modified cash flow. Mr. Rompala was eligible for a bonus of up to 125% of his salary, depending upon the level of achievement of these performance targets. Net income of the Corporation was weighted most heavily in connection with Mr. Rompala's compensation. Mr. Rompala's bonus earned under the Incentive Bonus Plan for fiscal 2002 was $1,000,000 or 114.0% of his salary. Under the terms of the Key Employee Plan, Mr. Rompala elected to receive the bonus in cash and also received a grant of restricted stock with a fair market value equal to the amount of the bonus.

     As described under "Termination of Employment and Change in Control Agreements," the Corporation established a supplemental non-qualified unfunded retirement plan (the "SERP") for

Mr. Rompala effective October 29, 2001. The SERP provides for annuity or lump-sum payments to Mr. Rompala upon his retirement or in certain other circumstances. The Committee established the SERP to provide Mr. Rompala with additional compensation in lieu of his participation in the one-time restricted stock grant program in January 2002 as described under "Compensation of Executive Officers."

     Mr. Rompala did not receive a stock option grant in October 2002 pursuant to the Key Employee Plan. He elected to waive the right to receive the stock option as a result of discussions with the Compensation Committee of a potential deferred compensation plan. Subsequent to the end of the fiscal year, in December 2002, the Compensation Committee authorized such a deferred compensation plan for Mr. Rompala. This plan is intended to be in lieu of any annual stock option grant for Mr. Rompala during the period the plan is in effect. Under this plan, annually, commencing in December 2002, the Corporation allocates to a deferred compensation account an amount equal to 90% of his then current base salary, plus any additional amounts the Compensation Committee may determine. The account accrues interest in an amount equal to the long-term applicable federal rate, adjusted annually. Mr. Rompala will be entitled to receive the deferred compensation upon retirement or in certain other circumstances.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                    OF THE CORPORATION'S BOARD OF DIRECTORS:

                    Susan S. Boren       Lawrence Perlman
                    Thomas R. McBurney   Edward B. Pollak
                    Gregory R. Palen     Michael P. Sullivan

                          BOARD AUDIT COMMITTEE REPORT

     The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the Corporation. In this context, the Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer and Director of Internal Audit) and Ernst & Young LLP, the Corporation's independent public accountants ("Independent Auditors").

     The Audit Committee held meetings with the Corporation's internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluations of the Corporation's internal controls, the overall quality of the Corporation's financial reports, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence.

     Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of the Independent Auditors for the 2003 fiscal year and (ii) that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended October 25, 2002 for filing with the Securities and Exchange Commission.

                        SUBMITTED BY THE AUDIT COMMITTEE
                     OF THE CORPORATION'S BOARD OF DIRECTORS

                     Susan S. Boren       Mae C. Jemison
                     Jeffrey H. Curler    Thomas R. McBurney
                     Charles W. Gaillard  Richard L. White

STOCK PERFORMANCE GRAPHS

     The graphs below compare the Corporation's cumulative total shareholder return for the last five fiscal years and the last ten fiscal years with the cumulative total return of (1) the Standard & Poor's 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graphs assume the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1997 and fiscal 1992, respectively, and the reinvestment of all dividends.

     The companies selected to form the peer group index are: PPG Industries, Inc.; Rohm and Haas Company; Ferro Corporation; NL Industries, Inc.; H.B. Fuller Company; The Sherwin-Williams Company; RPM, Inc.; and Detrex Corporation. Grow Group, Inc., Guardsman Products, Inc., Pratt & Lambert, Inc., Lawter International, Inc. and Lilly Industries, Inc. were excluded from the Peer Group as a result of being acquired, and Standard Brands Paint Company was excluded as a result of bankruptcy.

     The Corporation included the ten-year graph because it believes the ten-year graph provides useful information regarding performance of the Corporation's Common Stock over an extended period.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP


                              [PLOT POINTS GRAPH]


----------------------------------------------------------------
                             CUMULATIVE TOTAL RETURN
----------------------------------------------------------------
               1997     1998     1999     2000     2001     2002
----------------------------------------------------------------
Valspar        $100      $ 96    $105      $ 97    $121     $152
----------------------------------------------------------------
Peer Group     $100      $105    $109      $ 92    $102     $110
----------------------------------------------------------------
S&P 500        $100      $122    $153      $163    $122     $104
----------------------------------------------------------------

Assumes $100 invested on October 31, 1997 in the Common Stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

                COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
       AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP


                              [PLOT POINTS GRAPH]

-------------------------------------------------------------------------------------------------------------
                                                   CUMULATIVE TOTAL RETURN
-------------------------------------------------------------------------------------------------------------
               1992     1993     1994     1995     1996     1997     1998     1999     2000     2001     2002
-------------------------------------------------------------------------------------------------------------
Valspar        $100     $126     $117     $127     $162     $197     $190     $207     $190     $238     $300
-------------------------------------------------------------------------------------------------------------
Peer Group     $100     $111     $127     $133     $174     $194     $205     $211     $178     $199     $213
-------------------------------------------------------------------------------------------------------------
S&P 500        $100     $115     $119     $151     $187     $247     $302     $379     $403     $302     $257
-------------------------------------------------------------------------------------------------------------

Assumes $100 invested on October 31, 1992 in the common stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.


                               PROPOSAL NUMBER TWO

    APPROVAL OF INCREASE IN SHARES RESERVED UNDER THE 1991 STOCK OPTION PLAN

     In December 2002, the Corporation's Board of Directors amended the 1991 Stock Option Plan (the "Plan"), subject to approval by the stockholders, to increase the total number of shares reserved for issuance upon exercise of options to be granted under the Plan. The amendment increases the total number of shares available for stock option grants by 2,000,000 shares to a total of 10,000,000 shares.

SUMMARY OF THE 1991 STOCK OPTION PLAN

     On February 27, 1991, the stockholders of the Corporation adopted the Plan. The purpose of the Plan is to promote the success of the Corporation by facilitating the employment and retention of competent personnel and by furnishing incentives to employees and others upon whose efforts the success of the Corporation will depend to a large degree by encouraging stock ownership to increase such individuals' proprietary interest in the Corporation's success.

     TERM. Incentive stock options may be granted pursuant to the Plan through December 11, 2012. Nonqualified Stock Options may be granted pursuant to the Plan until the Plan is discontinued or terminated by the Board of Directors.

     ADMINISTRATION. The Plan shall be administered by a committee (the "Committee"), appointed from time to time by the Company's Board of Directors (the "Board"), consisting of not less than two members of the Board. Each Committee member shall be (a) a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor Rule and (b) an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. The Plan vests broad powers in the Committee to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the type, form and conditions of the options (which may vary from optionee to optionee). The Board has appointed the Compensation Committee to serve as the Committee administering the Plan. The Company's Chief Executive Officer may, on a discretionary basis and without Committee review or approval, grant options to purchase up to 5,000 shares each to new employees of the Company who are not officers of the Company. Such discretionary option grants shall not exceed 25,000 shares in total in any fiscal year. Subject to the foregoing limitations, the Chief Executive Officer shall determine from time to time (i) the new employees to whom grants will be made, (ii) the number of shares to be granted, and (iii) the terms and provisions of each option (which need not be identical).

     ELIGIBILITY. All salaried officers and employees of the Corporation or any subsidiary of the Corporation, and all other persons performing services for the Corporation (including directors, consultants or advisors) are eligible to receive options under the Plan. At fiscal year-end, the Corporation had approximately 7,000 employees and an undetermined number of advisors or consultants.

     OPTIONS. When an option is granted under the Plan, the Committee in its discretion will specify the number of shares of common stock which may be purchased upon exercise of the option, the option price (which may not be less than 100% of the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant), the term of the option and whether it will be an incentive or nonqualified stock option. The closing sale price of the Corporation's Common Stock was $44.18 on December 31, 2002.

     The term during which the option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise will be set by the Committee when the option is granted, but in no event will the term of an incentive stock option exceed ten years. Except as otherwise provided by the Committee, options shall not be transferable, voluntarily or involuntarily, except by will or applicable laws of descent and distribution. Only the optionee, optionee's legal representative or guardian or a permitted transferee may exercise the option. The Committee may impose additional or alternative conditions and restrictions on the incentive or nonqualified stock options granted under the Plan; however, each incentive stock option must contain such limitations and restrictions upon its exercise as are necessary to ensure that the option will be an incentive stock option as defined under the Code. Upon any change of control, each option becomes immediately exercisable in full for the remainder of the term without regard to any vesting or installment exercise provisions then applicable to the option.

     Upon exercise of an option under the Plan, the exercise price is to be paid in cash, by check or by surrender (or deemed surrendered through attestation) of previously acquired shares of common stock of the Corporation which have been owned for more than six months on the date of surrender valued at the fair market value at the closing price on the day preceding the date of exercise.

     AMENDMENT. The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment shall impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the optionee without the consent of the optionee. In addition, no such revision or amendment may, without the approval of the Corporation's stockholders, (i) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events; (ii) change the designation of the class of individuals eligible to receive options; or (iii) materially increase the benefits accruing to optionees under the Plan. Furthermore, the Plan may not, without approval of the Corporation's stockholders, be amended in any manner which will cause the incentive stock options to fail to meet the requirements of incentive stock options as defined under the Code.

     The Committee may equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Corporation receives no consideration. The Committee may also provide for the protection of optionees in the event of a merger, liquidation or reorganization of the Corporation.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     Some of the options to be granted to employees pursuant to the Plan may be intended to qualify as "incentive" stock options under Section 422 of the Internal Revenue Code. Under such Section, the optionee realizes no taxable income when the incentive stock option is granted. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If the optionee does not dispose of the shares acquired upon such exercise for a period of two years from the granting of the incentive stock option and one year after exercise of the option, the optionee will not realize any taxable income until he or she sells the shares. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Corporation is entitled to a tax deduction only to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

     Nonqualified stock options granted under the Plan are not intended to and do not qualify for the tax treatment described above for incentive stock options. Under present law, an optionee will not realize any taxable income on the date an option is granted to the optionee pursuant to the Plan. Upon exercise of the option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value on the date of exercise. Upon the sale of shares, any resulting gain or loss will be treated as capital gain or loss. The Corporation will receive a deduction in its fiscal year in which options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising options.

STOCK OPTION GRANTS UNDER THE 1991 STOCK OPTION PLAN

     The maximum number of shares currently issuable for stock grants under the Plan is 8,000,000. Approximately 7,904,008 option shares have been granted to date under the Plan, and approximately 545,067 shares of unissued and reacquired shares are currently available for further option grants. On adoption of the proposed amendment, the maximum aggregate number of shares issuable under the Plan will be increased by 2,000,000, to 10,000,000 shares.

VOTE REQUIRED

     The Board recommends that the stockholders approve the increase in the shares reserved under the 1991 Stock Option Plan. The affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote is required for approval.


                              PROPOSAL NUMBER THREE
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

     The Board of Directors has adopted a resolution proposing that Article Fourth of the Corporation's Certificate of Incorporation be amended to increase the authorized number of shares of common stock from 120 million to 250 million shares.

     The amendment would be effected by adoption of the following resolution at the Annual Meeting of Stockholders:

     "RESOLVED: That the first sentence of Article Fourth of the Certificate of Incorporation of The Valspar Corporation be and it hereby is amended to read as follows:

     `Fourth. The total number of shares of stock which the corporation shall have authority to issue is two hundred fifty million (250,000,000) shares of Common Stock of the par value of Fifty Cents ($.50) per share.' "

     As of December 31, 2002, 50,207,636 shares of Common Stock were outstanding (net of 10,013,676 shares in treasury) and approximately 2,107,215 shares were reserved for issuance under the Corporation's stock incentive and stock option plans. An additional 2,000,000 shares will be reserved for issuance if stockholders approve Proposal Two, above, relating to the authorization of additional shares for issuance under the Corporation's 1991 Stock Option Plan.

     The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock will benefit the Corporation by improving its flexibility in responding to future business needs and opportunities. The additional authorized shares could be used for possible stock splits, future acquisitions, financings, stock dividends and other corporate purposes. If the amendment is approved, the Board would be authorized to issue shares of Common Stock without additional stockholder approval, subject to the rules of the New York Stock Exchange ("NYSE"), the terms of any agreements or securities the Corporation may enter into or issue in the future, if any, and applicable law. Current NYSE rules generally require stockholder approval before the Company may issue shares of Common Stock, or securities convertible into or exercisable for shares of Common Stock, when such newly issued shares or other securities represent, or upon issuance will represent at least 20 percent of (1) the voting power outstanding immediately prior to the issuance, or (2) the number of shares of Common Stock outstanding prior to the issuance. The NYSE rules provide for exceptions to the stockholder approval requirement, however, when the issuance involves a public offering for cash or a private financing where shares of common stock are sold at a price at least as great as each of book value and market value.

     Subject to such limits, shares of Common Stock could be issued in one or more transactions. An issuance of additional shares of Common Stock could have the effect of diluting the Corporation's earnings per share and book value per share of Common Stock and the stock ownership of existing stockholders. The Board of Directors has no present plans, understandings or agreements to issue any additional shares except pursuant to the Corporation's stock incentive and stock option plans, including the 1991 Stock Option Plan that is described under Proposal Two, above.

     Increasing the authorized Common Stock of the Corporation may have certain anti-takeover effects, such as deterring certain mergers, tender offers and proxy contests or other takeover attempts that some or a majority of stockholders may deem to be in their best interests. In particular, the Corporation adopted a common stock purchase rights plan in 2000 pursuant to which additional shares of Common Stock are issuable to the Corporation's stockholders in the event of certain tender offers or other events. Accordingly, if the proposed amendment is adopted, the increased number of authorized shares could be used to satisfy the Corporation's obligations under the rights plan. Management is not aware of any specific attempt to accumulate the Corporation's securities or to obtain control of the Corporation by means of a merger, tender offer, proxy contest or otherwise. In addition, the proposed amendment is not part of a plan to adopt further amendments to the Corporation's Certificate of Incorporation that would affect the ability of third parties to take over or change control of the Corporation.

     The additional shares of Common Stock that would be authorized by the amendment would have the same rights and privileges as, and otherwise be identical to, the shares of Common Stock currently authorized and outstanding. Holders of the Corporation's shares have no preemptive rights and, as a result, existing stockholders would not have any preferential right to purchase any of the additional shares of Common Stock when issued.

VOTE REQUIRED

     The Board recommends that the stockholders approve the amendment of Article Fourth of the Corporation's Certificate of Incorporation. The amendment requires the affirmative vote of holders of a majority of the outstanding shares of stock.

                              PROPOSAL NUMBER FOUR

                             APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Ernst & Young LLP to examine the Corporation's consolidated financial statements for the fiscal year ending October 31, 2003. Ernst & Young LLP acted as the Corporation's auditors for the fiscal year ended October 25, 2002. A representative of Ernst & Young LLP is expected to be present at the 2003 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

     FEES PAID TO INDEPENDENT AUDITORS. The following table shows the aggregate fees billed to the Corporation by Ernst & Young LLP for services rendered during the fiscal year ended October 25, 2002 and October 26, 2001:

                                                        2002            2001
       DESCRIPTION OF FEES                            $ AMOUNT        $ AMOUNT
       -------------------                          ----------      ----------
       Audit Fees(1)                                $  693,300      $  603,800
       Financial Information Systems Design and
       Implementation                               $        0      $        0
       All Other Fees
        Audit Related Services(2)                   $  419,000      $  321,000
        Tax Fees(3)                                 $  939,700      $  871,300
         Total All Other Fees(4)                    $1,358,700      $1,192,300

--------------------

(1) Includes fees for audit of the October 25, 2002 and October 26, 2001 financial statements and reviews of the related quarterly financial statements.

(2) Includes fees for certain statutory audits, accounting and reporting assistance and audit work related to registration statements.

(3) Includes fees related to international tax planning, tax return preparation and assistance and state sales tax matters.

(4) The Audit Committee of the Board of Directors has considered whether providing these non-audit services is compatible with maintaining Ernst & Young LLP's independence.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Stockholders of record on December 31, 2002 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 50,207,636 shares of Common Stock, each share being entitled to one vote.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

  NAME AND ADDRESS                                  SHARES           PERCENT
  OF BENEFICIAL OWNER                         BENEFICIALLY OWNED     OF CLASS
  -------------------                         ------------------     --------
  C. Angus Wurtele                                 3,602,013(1)         7.2%
  80 South 8th Street
  Minneapolis, MN 55402

  Capital Research and Management Co.              2,677,300(2)         5.3%
  333 South Hope Street
  Los Angeles, CA 90071

--------------------
(1) Includes 60,010 shares which may be acquired within 60 days by exercise of outstanding options and 40,476 shares owned by Mr. Wurtele's wife.

(2) Shares reported on Schedule 13G as of December 31, 2001. Capital Research and Management Company, as an investment adviser, reports no voting power over such shares and sole investment power over all such shares.

SHARE OWNERSHIP OF MANAGEMENT

     The following table lists, as of December 31, 2002, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer individually owns as much as 1% of the total outstanding shares of Common Stock.

      NAME                                                 SHARES(1)
      ----                                                 ---------
      John M. Ballbach ..............                      146,330(3)
      Susan S. Boren. ...............                       26,821(2)(7)
      Jeffrey H. Curler .............                       20,529(7)
      Steven L. Erdahl ..............                      276,597(3)(8)
      Charles W. Gaillard ...........                       14,684(7)
      Mae C. Jemison ................                        3,688(7)(9)
      William L. Mansfield ..........                      179,943(3)
      Thomas R. McBurney ............                       30,560(7)


      NAME                                                SHARES(1)
      ----                                                ---------
      Gregory R. Palen ..............                      28,453(4)(7)
      Lawrence Perlman ..............                      24,088(7)
      Edward B. Pollak ..............                      23,279(7)
      Paul C. Reyelts. ..............                     566,409(3)(5)(10)
      Richard M. Rompala ............                     757,061(3)(10)
      Michael P. Sullivan ...........                      23,811(6)(7)
      Richard L. White ..............                      12,025(7)

      All directors and executive officers as a group...2,297,977(3)(7)(10)

--------------------
(1) Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.

(2)  Includes 804 shares for which Ms. Boren is custodian for minor children.

(3) Includes shares indirectly owned as of October 31, 2002 through the Valspar 401(k) Employee Stock Ownership Trust and the Valspar Profit Sharing Retirement Plan, respectively, and over which each participant has sole voting power, as follows: Mr. Rompala -- 4,055 and 3,528; Mr. Ballbach -- 5,477 and 6,044; Mr. Mansfield -- 12,321 and 0; Mr. Reyelts -- 39,307 and
     12,044; Mr. Erdahl -- 18,593 and 0; and executive officers as a group, 84,374 and 21,616. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's stock option plans, as follows: Mr. Rompala, 610,430 shares; Mr. Ballbach, 108,184 shares; Mr. Mansfield, 135,641 shares; Mr. Reyelts, 130,414 shares; Mr. Erdahl, 154,397 shares; and executive officers as a group, 1,265,659 shares.

(4)  Includes 120 shares owned by Mr. Palen's wife.

(5)  Includes 30,080 shares owned by Mr. Reyelts' wife.

(6) Does not include 1,729 shares owned by a household member for which Mr. Sullivan disclaims any beneficial ownership.

(7) Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's Stock Option Plan for Non-Employee Directors, as follows: Ms. Boren, 13,750 shares; Mr. Curler, 13,500 shares; Mr. Gaillard, 10,400 shares; Dr. Jemison, 3,500 shares; Mr. McBurney, 16,400 shares; Mr. Palen, 12,750 shares; Mr. Perlman, 12,600 shares; Mr. Pollak, 13,250 shares; Mr. Sullivan, 14,400 shares; Dr. White, 9,150 shares.

(8) Includes 22,377 shares owned by Mr. Erdahl's wife and 4,184 shares held in trust for children.

(9)  Dr. Jemison was elected to the Board effective January 1, 2002.

(10) Percentages of the outstanding shares of Common Stock beneficially owned by these persons are as follows: Mr. Reyelts, 1.1%; Mr. Rompala, 1.5%; all directors and executive officers as a group, 4.6%.

                             ADDITIONAL INFORMATION

OTHER BUSINESS

     Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2004 STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, a stockholder proposal must be received by the Corporation in its principal executive offices on or before September 26, 2003 in order to be considered timely and included in the Corporation's proxy statement for its 2004 Annual Meeting of Stockholders. Additionally, if the Corporation receives notice of a stockholder proposal after December 10, 2003, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors of the Corporation for its 2003 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.



                                        By Order of the Board of Directors,

                                        /s/ Rolf Engh

                                        ROLF ENGH,
                                        SECRETARY

Minneapolis, Minnesota
January 24, 2003




--------------------------------------------------------------------------------
        PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
                                       OR
                       VOTE VIA THE INTERNET OR TELEPHONE
--------------------------------------------------------------------------------

                            THE VALSPAR CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS R. MCBURNEY and RICHARD M. ROMPALA, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 26, 2003, at 11:00 A.M., at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

                         (CONTINUED ON THE OTHER SIDE)




--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^




                                  LOCATION OF
                            THE VALSPAR CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS

                          WEDNESDAY, FEBRUARY 26, 2003
                                   11:00 A.M.

        MEETING ADDRESS:  VALSPAR RESEARCH CENTER
                          312 SOUTH 11TH AVENUE
                          MINNEAPOLIS, MINNESOTA 55415

        PARKING:          VALSPAR CORPORATE OFFICES
                          1101 THIRD STREET SOUTH
                          MINNEAPOLIS, MINNESOTA 55415


 NOTE: THESE TWO LOCATIONS ARE DIRECTLY ACROSS FROM EACH OTHER ON 11TH AVENUE.
                               --------

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY         PLEASE MARK YOUR
THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED          VOTES AS INDICATED     [X]
FOR ITEMS 1, 2, 3 AND 4.                                                                IN THIS EXAMPLE


(1) To elect three directors (Class II) for a term of three years:

      FOR all nominees                WITHHOLD AUTHORITY
  listed (except as marked           to vote for all
      to the contrary)                 nominees listed
             [ ]                             [ ]

  01 Susan S. Boren, 02 Jeffrey H. Curler, 03 Edward B. Pollak

(Instructions: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

____________________________________________


(2) To approve an increase in the shares reserved under the Corporation's               FOR            AGAINST            ABSTAIN
    1991 Stock Option Plan.                                                             [ ]              [ ]                [ ]


(3) To approve the amendment of Article Fourth of the Corporation's
    Certificate of Incorporation to increase the authorized number of                   FOR            AGAINST            ABSTAIN
    shares of stock.                                                                    [ ]              [ ]                [ ]


(4) To approve the ratification of the appointment of Ernst & Young LLP                 FOR            AGAINST            ABSTAIN
    as the independent public accountants of the Corporation.                           [ ]              [ ]                [ ]


(5) The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.





SIGNATURE__________________________________  SIGNATURE__________________________________  DATE __________________________________

NOTE: PLEASE SIGN YOUR NAME EXACTLY AS IT IS SHOWN ABOVE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR
CORPORATE OFFICER, PLEASE GIVE FULL TITLE AS SUCH. EACH JOINT OWNER IS REQUIRED TO SIGN. PLEASE RETURN THIS PROXY PROMPTLY IN THE
ENCLOSED POSTAGE PAID ENVELOPE OR VOTE VIA THE INTERNET OR TELEPHONE.


--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^



                     VOTE BY INTERNET OR TELEPHONE OR MAIL
                         24 HOURS A DAY, 7 DAYS A WEEK

   INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 4:00 P.M. EASTERN TIME
                              ON FEBRUARY 25, 2003

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
   IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

-----------------------------------------------------------------------------------------------------
        INTERNET                                TELEPHONE                               MAIL
http://www.eproxy.com/val                     1-800-435-6710

Use the Internet to vote              Use any touch-tone telephone to           Mark, sign and date
your proxy. Have your proxy           vote your proxy. Have your proxy            your proxy card
card in hand when you access          card in hand when you call. You                   and
the web site. You will be       OR    will be prompted to enter your      OR      return it in the
prompted to enter your                control number, located in the            enclosed postage-paid
control number, located in            box below, and then follow the                  envelope.
the box below, to create and          directions given.
submit an electronic ballot.

-----------------------------------------------------------------------------------------------------

               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

                                                                      APPENDIX A


                             THE VALSPAR CORPORATION
                             1991 STOCK OPTION PLAN
                      AS AMENDED THROUGH DECEMBER 11, 2002

1.    PURPOSES OF THE PLAN

The purposes of the 1991 Stock Option Plan (the "Plan") are (i) to enhance the ability of The Valspar Corporation (the "Company") and its subsidiary companies to attract and retain superior personnel and (ii) to stimulate and reward their interest and initiative. The Plan is designed to enable key officers and employees, and certain other key individuals who perform services for the Company, to contribute to the Company's strategic performance objectives by making such individuals eligible to receive options to purchase common stock of the Company as provided herein. Subject to the provisions of the Plan, options may contain such terms and conditions as shall be required so as to be either nonqualified stock options or incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to such limits as may be imposed by existing or future laws or by the Plan, nonqualified stock options or incentive stock options or both may be granted to eligible individuals.

2.    STOCK SUBJECT TO THE PLAN

Shares to be issued under the Plan shall be common stock of the Company (par value $.50 per share) ("common stock"), not to exceed a maximum of 10,000,000 shares, and may be unissued shares or reacquired shares. If any options granted under the Plan expire or terminate without having been exercised in full, such unpurchased shares shall be available for other option grants. If shares of common stock are delivered as full or partial payment upon exercise of an option, the number of shares so delivered shall again be available for other option grants.

3.    ADMINISTRATION

The Plan shall be administered by a committee (the "Committee"), appointed from time to time by the Company's Board of Directors (the "Board"), consisting of not less than two members of the Board. Each Committee member shall be (a) non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor Rule and (b) an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. Except as provided below, the Committee shall determine from time to time (i) the individuals to whom grants will be made; (ii) the number of shares to be granted; and (iii) the terms and provisions of each option (which need not be identical). Except as provided below, each grant shall be in such form and content as the Committee shall determine.

The Committee may from time to time adopt rules for carrying out the Plan and for its interpretation and construction which rules shall be final, conclusive and binding on all parties. All determinations of the Committee shall be made by a majority of the Committee. Any determination reduced to writing and signed by all members shall be as effective as if it had been made by a majority vote at a duly constituted meeting.

The Company's Chief Executive Officer may, on a discretionary basis and without Committee review or approval, grant options to purchase up to 5,000 shares each to new employees of the Company who are not officers of the Company. Such discretionary option grants shall not exceed 25,000 shares in total in any fiscal year. Subject to the foregoing limitations, the Chief Executive Office shall determine from time to time (i) the new employees to whom grants will be made, (ii) the number of shares to be granted, and (iii) the terms and provisions of each option (which need not be identical).

4.    ELIGIBILITY

Options will be granted only to salaried officers and employees of the Company or of a subsidiary (as defined in Section 425 of the Code) and to any other individual who performs services for the Company and contributes to its strategic performance objectives, including, without limitation, members of the Board of Directors, consultants and advisors ("Optionee"); provided, however, that a consultant or advisor shall not be eligible to receive stock options hereunder unless such consultant or advisor renders bona fide services to the Company or a subsidiary and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

Notwithstanding any other provisions of the Plan, the maximum number of shares of Common Stock that may be covered by option grants to a person covered by
Section 162(m) of the Code during any fiscal year shall be 500,000 shares.

5.    OPTION PRICE

The exercise price of each option shall be not less than 100% of the fair market value of the common stock at the closing price on the day preceding the date that such option is granted.

6.    EXERCISE OF OPTION

The Committee may prescribe at the time of grant that the option will be exercisable in full or in installments at any time or from time to time. Optionee is not required to exercise options in the sequential order that the options were granted. An option shall be exercised by written notice in a form designated by the Company accompanied by full payment of the purchase price. All or part of the purchase price may be paid by surrender (or deemed surrender through attestation) of previously acquired shares of common stock which has been owned for more than six months on the date of surrender valued at the fair market value at the closing price on the day preceding the date of exercise. Until an option is exercised and the stock certificate issued, the optionee shall have no rights as a stockholder with respect to such option.

7.    WITHHOLDING OF TAXES

Upon exercise of an option, the Optionee shall (i) pay cash, (ii) surrender previously acquired shares of common stock or (iii) authorize the withholding of shares from the shares issued upon exercise of an option for all taxes required to be withheld.

8.    NON-TRANSFERABILITY

Except as otherwise provided by the Committee, Options shall not be transferable, voluntarily or involuntarily, except by will or applicable laws of descent and distribution. Only the Optionee, Optionee's legal representative or guardian or a permitted transferee may exercise the option.

9.    DILUTION OR OTHER ADJUSTMENTS

The number of shares subject to the Plan, the outstanding options and the exercise price may be adjusted by the Committee as it deems equitable in the event of stock split, stock dividend, recapitalization, reclassification or similar event to prevent dilution or enhancement of option rights.

10.   MERGERS, ACQUISITION OR OTHER REORGANIZATION

The Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding options in the event of (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by, another entity; or (b) liquidation; or (c) other reorganization of the Company.

11.   CHANGE OF CONTROL

Upon any Change of Control, each outstanding option shall immediately become exercisable in full for the remainder of its term without regard to any vesting or installment exercise provisions then applicable to the option. This section applies to all options outstanding under this Plan as of June 16, 1999, as well as to all options granted under this Plan thereafter. For purposes of this Plan, the term "Change of Control" means any of the following:
     A. Any individual, entity or group becomes a beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the voting stock of the Company;
     B. The persons who were directors of the Company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combinations, or any combination of the foregoing, cease to constitute a majority of the members of the Board of Directors of the Company immediately following such occurrence;
     C. Any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the Company's shareholders immediately prior to the combination will not immediately after the combination own at least 50% of the voting securities of the business resulting from the combination;
     D. The sale, lease, exchange or other transfer of all or substantially all the assets of the Company to any individual, entity or group not affiliated with the Company;
     E. The liquidation or dissolution of the Company; or
     F. The occurrence of any other event by which the Company no longer operates as an independent public company.

12.   AMENDMENT OF THE PLAN

The Plan may be amended, suspended or discontinued in whole or in part at any time and from time to time by the Board, provided, however, that no amendment to increase the number of shares with respect to which options may be granted, or to increase materially the benefits accruing to Optionees, or to materially modify the requirements as to eligibility, shall be effective without stockholder approval where the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 under the Exchange Act or successor rule and with other applicable law, including the Code. No amendment of the Plan shall adversely affect in a material manner any right of any Optionee with respect to a prior grant without such Optionee's written consent.


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13.      DURATION OF THE PLAN

The Amended Plan shall become effective as of December 11, 2002, subject to stockholder approval of the increase in shares reserved under the Plan. Incentive Stock Options may be granted from time to time during a period of ten
(10) years from the effective date of the Amended Plan. Nonqualified stock options may be granted from time to time from the effective date until the Plan is discontinued or terminated by the Board.